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                                                                  EXHIBIT 10.237

                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of February 1, 2002 by and between MEGO FINANCIAL CORP., a New York corporation ("Company") and FLOYD W. KEPHART ("Executive").

                                    RECITAL

Company desires to employ Executive pursuant to the terms and conditions of this Agreement and Executive desires to be so employed. Accordingly, in consideration of the terms and conditions of this Agreement and other good and valuable consideration as acknowledged by the parties hereto, Company and Executive hereby agree as follows.

I. EMPLOYMENT - Commencing February 1, 2002 to and including January 31, 2005 (the "Term") the Company hereby employs Executive as President and Chief Executive Officer of Company. Subject only to early termination of this Agreement as provided herein, neither the Executive's responsibilities or title may be in any manner be altered, amended or changed by the Company without the Executive's written consent. The Term may be extended for one additional two
(2) year period, pursuant to the same terms and conditions of this Agreement, by mutual written agreement, to be executed, if at all, on or before January 31, 2005.

II.  NATURE OF EMPLOYMENT

          A. GENERAL DUTIES - Executive shall render all services usually and customarily rendered by and reasonably required of executive officers similarly employed in the timeshare industry, and such other services as may reasonably be required by Company which are consistent with Executive's position, experience and level of compensation. Executive shall render all such services in accordance with such policies of Company as may be in effect from time to time, subject at all times to the lawful directives (including, without limitations those relating to budgetary and financial matters), direction and control of Company's Board of Directors ("Board").

          B. LOCATION OF EMPLOYMENT - Except for business trips in the ordinary course of business, Executive shall be employed in the Las Vegas area or Los Angeles area and may not be transferred outside of such area (s) without Executive's written consent.

          C. EXCLUSIVITY - Executive shall devote his best efforts and work time to advance the interests of the Company, and Executive's services shall be rendered exclusively to the Company. The Executive agrees not to become financially interested in or associated with, directly or indirectly, any other person or entity engaged in the development, sale and operation of land or timeshare properties; provided, that Executive may invest in up to 5% of the capital stock or other securities of any such corporation whose stock or other securities are publicly owned or are regularly traded on any securities exchange or in the over-the-counter market. Executive may serve on the

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Board of Directors, Trusts, Advisory Committees or provide other services to non-competitive third party organizations provided such activities do not constitute more than 10% of the time of the Executive.

III. COMPENSATION - Executive shall be compensated as described below.

          A. BASE SALARY - Executive shall be paid an annual salary of Three Hundred Sixty Thousand Dollars U.S. ($360,000.00) ("Base Salary"). Executive's Base Salary shall be paid in accordance with the Company's payroll policies for Executive employees, subject to withholding as required by applicable federal, state and / or local laws or orders, but no less frequently than monthly. Executive shall be reimbursed for all expenses incurred on behalf of the Company within thirty (30) days of submission for reimbursement.

          B. DISCRETIONARY BONUS - Executive may be paid a bonus, in cash or Company stock, from time to time at the discretion of the Board.

          C. AUTOMOBILE - The Company shall purchase for Executive's use an automobile ("Automobile") which would lease for not greater than twelve thousand dollars U.S. ($12,000.00) per annum. So long as Executive is not dismissed for cause, as hereinafter defined, at the conclusion of the Term, Executive shall have the right to acquire the Automobile from the Company for the then lowest Blue Book value.

          D. COMPANY STOCK OPTIONS - In addition to any Company Stock Options ("Options") that may be granted to Executive by the Board or pursuant to the Company's Stock Option Plan, on January 31st of each year during the Term, the Company shall grant Options to the Executive equal to the Company's then issued common stock, determined on a fully diluted basis, times one percent (1%). The Options shall be granted as Incentive Stock Options at the then current Company stock market value determined by the ten (10) day trading average for the ten
(10) days immediately prior to the respective grant. The Options shall be for a term of five (5) years and shall provide for a cashless exercise.

No options shall be granted under this Section II.D. unless, as of December 31/st/ of the year immediately prior to a respective grant, the Company has a net profit.

          E. INSURANCE - During the Term, the Executive will be provided with the following coverages all at the Company's sole cost and expense.

               1) Automobile - The Company shall provide collision, liability and comprehensive coverage for the Automobile in amounts reasonably acceptable to Company and Executive.

               2)  Life Insurance - The Company shall provide life

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insurance for the Executive in the amount of one million dollars U.S.
($1,000,000.00). The Executive shall name the policy beneficiary. The life insurance company shall be reasonably acceptable to Executive and Executive agrees to submit to a physical examination as may be required by the insurer.

               3) Long Term Disability ("LTD") Insurance - The Company shall provide LTD Insurance which shall provide the Executive with not less than sixty percent (60%) of his Base Salary during any period of disability and have a waiting period of not more than ninety (90) days.

               4) Key Man Life Insurance - The Company shall purchase a five million dollar U.S. ($5,000,000.00) Key Man Life Insurance Policy with the Company named as beneficiary. Executive shall cooperate fully with the Company in obtaining such insurance and shall submit to such physical examinations and provide such information as reasonably required to obtain this policy.

               5) Directors and Officers ("D&O") Insurance - The Company shall provide a D&O Insurance policy issued by a company or companies and having terms and conditions reasonably acceptable to Executive, in an amount not less than fifteen million dollars U.S. ($15,000,000.00).

V. BOARD MEMBERSHIP - During the Term, the Company shall include Executive in its slate of nominees for Company's Board of Directors for each respective election and shall take all actions and vote all proxies held by the Board or any Company representative of the Board in favor of the Executive's election.

VI. BENEFITS - During the Term the Executive will be provided with the following benefits.

     A.   VACATION - Executive shall be entitled to paid vacation time of twenty
(20) days per year. Vacation time will be used with due consideration to the performance of Executive's services. Any unused vacation time will accrue during the Term and be paid to Executive upon expiration of this Agreement.

     B. MOVING EXPENSE - If the Executive moves to Las Vegas, he will be provided a twenty five thousand dollar U.S. ($25,000.00) moving expense.

     C. COMMUTING TO LAS VEGAS - Until such time, if at all, as the Executive moves to Las Vegas, he will be reimbursed for his costs of commuting from Los Angeles to Las Vegas and corporate housing, reasonably accepted to Executive, shall be provided to Executive in Las Vegas.

     D. BUSINESS TRAVEL - Executive's business and commuting travel shall be done on commercial air flights in Business class, if available, otherwise in First Class. If necessary in terms of Executive's time and the location of Executive's travel,

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Executive may use his reasonable discretion to fly in private aircraft. For all overnight travel, Executive shall stay in accommodations reasonably acceptable to Executive.

      E. OTHER BENEFITS - Notwithstanding any benefits provided Executive pursuant to this Agreement, Executive shall be entitled to participate in all Mego benefit programs that may be offered to Mego executives from time to time.

VII. RESULTS AND PROCEEDS - Company shall be the sole owner of all the results and proceeds of Executive's services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which Executive may create during the term hereof within the scope of his employment hereunder, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever other than Executive's right to compensation and benefits hereunder. Executive shall, at the request of Company, execute such assignments, certificates or other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties and product.

VIII. CONFIDENTIALITY - In the course of his employment, Executive may be assigned to duties giving Executive knowledge or information that is of a secret, confidential or proprietary nature ("Confidential Information"). Executive agrees that during the Term and thereafter, Executive will not disclose any Confidential Information to anyone or make use of any Confidential Information outside Executive's employment by Company.

IX. COVENANT TO DELIVER RECORDS - During Executive's employment by Company, Executive will hold as the Company's property all memoranda, books, papers, letters, price lists, contracts, agreements and the like, and all copies thereof, in any way relating to the business or operations of Company, whether made by Executive or coming into Executive's possession. Upon the termination of Executive's employment or on demand at any time prior thereto, Executive shall deliver the same to Company, without retaining any copies thereof.

X. INDEMNIFICATION - Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless from and against all claims, actions, causes of actions, judgments, liabilities, obligations and expenses, including without limitation, attorneys' fees, court costs, judgments, fines, settlements, and other amounts actually incurred arising out of, relating to or in connection with Executive's employment by Company, his services as an officer of Company, or the discharge of his duties hereunder. Company shall advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.

XI.   TERMINATION

      A.  BY COMPANY - Company may terminate this Agreement prior to

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expiration of the term hereof only as follows:

          1. DEATH OR DISABILITY - Company may immediately terminate this Agreement in the event of the death of Executive, or if Executive becomes disabled, which is defined as Executive not being able to substantially perform all his obligations hereunder for a period of three (3) consecutive months or three (3) months in the aggregate during any consecutive six (6) month period. In the event of Executive's disability, it is specifically understood that Company shall continue to pay Executive all compensation provided hereunder throughout the three (3) month period described above. In the event of a disagreement concerning Executive's disability, the matter shall be resolved by a majority decision of three (3) practicing physicians, one selected by Executive, one selected by Company, and one selected by both such physicians.

          2. CAUSE - Company may terminate Executive's employment hereunder at any time for cause, which shall mean any of the following: (A) fraud or embezzlement or conviction of Executive of any felony or crime involving moral turpitude or larceny; (B) intentional or negligent dereliction in the performance of Executive's duties or responsibilities; (C) willful breach of any material duty by Executive within the course of Executive's employment hereunder; (D) knowingly imparting Confidential Information relating to the business of Company or its personnel in violation of this Agreement; or (E) the material breach of any other material provision of this Agreement not enumerated above including, without limitation, the failure to carry out any lawful directive of the Board not inconsistent with the provisions of this Agreement. In the case of an event described in clause XI.A.2. (B), (C) or (E) above, Company may terminate Executive's employment hereunder only by giving Executive thirty (30) days' prior written notice specifying in reasonable detail the elements of the alleged material breach, during which period Executive shall be afforded the opportunity to be heard by the Board and shall have the opportunity to cure any breach in which case such notice shall be deemed rescinded.

     B. By Executive - Executive may terminate this Agreement prior to the expiration of the term hereof if (i) Company is in material breach of this Agreement and such breach continues for a period of thirty (30) days after written notice thereof; (ii) any action by Company results in a material diminution in Executive's position (including status, titles, and reporting requirements), authority, duties, responsibilities or level of compensation and benefits; or (iii) a "Change of Control" occurs. For purposes of this Agreement, the term "Change in Control" means: (a) the obtaining of control by any person or "group" (other than the persons who own five percent (5%) or more of the shares of the Company as identified in the Company's Registration Statement on Form S-3 filed in connection with LC Acquisition Corp.'s acquisition of securities of the Company) within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of the Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities entitled to

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vote generally in the election of directors; or (b) such time as a majority of the Board shall be comprised of persons who were not elected to such offices as part of the "Company-nominated slate" of directors (i.e., the slate of nominees proposed by the Board in office immediately prior to the election); provided, however, that this clause shall not apply in the event one or more directors voluntarily resign from the Board.

Executive may terminate this Agreement without cause at any time following one year of employment by providing the Company with not less than a one hundred and eighty (180) day written notice of his intention to so terminate.

C.   Effect of Termination.

     1. If Executive's employment is terminated by Company pursuant to Sections XI.A.1 or XI.B., or by the Executive pursuant to Section XI.B, Company's obligations shall be limited to the following: (i) payment of Executive's salary through and including the effective date of termination, which for purposes of this Agreement shall be the last day on which Executive performed services pursuant to the terms of this Agreement, unless the notice of termination of this Agreement provides for payment through a later date; (ii) payment of the salary equivalent of all accrued and unused vacation time; (iii) reimbursement of any ordinary and necessary business expenses previously incurred by Executive; and (iv) severance payments for a period and in an amount equal to one year base salary for each year or portion thereof for which Executive has served, or the salary remaining due under the Agreement for the balance of the Term, whichever is less.

     2. Any severance payments under this Agreement shall be made in accordance with Company's normal payroll practices for the severance period. Executive shall also be provided with life insurance, disability insurance and health insurance benefits consistent with this Agreement for the duration of the severance period. Executive shall have no obligation to mitigate and seek other employment, and no payments required to be made hereunder shall be offset by any amounts received in mitigation or as a result of other employment obtained by Executive.

     3. If Executive's employment is terminated and Executive has taken more vacation than Executive has accrued, Company shall deduct the amount of such vacation advance from Executive's final paycheck.

     4. To the extent they are not already vested or exercisable, all Options held by Executive shall become immediately exercisable upon Executive's termination. The termination of this Agreement and Executive's employment hereunder shall not affect Executive's right to exercise any Options in accordance with the terms of Company's Stock Option Plan, and shall not relieve either party from any liability or damage directly or indirectly arising out of any breach of or default under this Agreement or any failure to comply with or perform any obligations under this Agreement, and termination of Executive's employment shall not affect Company's rights under Articles VII, VIII and IX of this Agreement.

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      5.  The termination of this Agreement and Executive's employment hereunder shall not relieve either party from any liability or damage directly or indirectly arising out of any breach of or default under this Agreement or any failure to comply with or perform any obligations under this Agreement.

XII. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE - Executive represents and warrants that Executive has the full right, power, authority and capacity, and is free, without restriction, to enter into and perform this Agreement.

XIII. CONFIDENTIALITY OF AGREEMENT; ANNOUNCEMENT - The terms of this Agreement are confidential and shall not be disclosed to anyone by Executive, or the Company, except for the Executive's attorney and accountant or as required by legal or governmental compulsion or as may be necessary or desirable in dealing with or in response to a governmental or administrative agency, including, but not limited to, the Securities and Exchange Commission, for accounting purposes, or in connection with the financing, sale, merger, or reorganization of the Company.

XIV.  GENERAL

      A. Assignment - Neither party may assign this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective heirs, administrators, executors, successors, and assigns.

      B. Headings - The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

      C. Severability - It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement but it shall be construed as if not containing the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly. Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and whenever there is a conflict between any provision of this Agreement and any law contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

      D. Entire Agreement - The parties hereto agree that this Agreement supersedes all existing agreements between Company and Executive, whether oral, written, expressed or implied, and contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties hereto and approved by the Board of

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Directors of Company.

      E. Choice of Law - This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements fully executed and performed entirely in such state. The courts of such state shall have exclusive jurisdiction over all controversies arising out of or in connection with this Agreement.

      F. Attorney's Fees - If either party hereto shall bring any action, suit or proceeding against the other party arising out of or relating to this Agreement, the validity hereof, or any of the terms or provisions hereof, the prevailing party in such action or proceeding shall be entitled to recover from the losing party all reasonable costs and expenses incurred in such action, suit or proceeding, including any attorneys' fees and court costs incurred in connection therewith, in such amount as may be determined by the court having jurisdiction of such action, suit or proceeding. This Section shall survive the entry of any judgment, shall not be merged therein, and shall include all attorneys' fees and costs incurred in enforcing the judgment.

      G. Notices - All communications and notices hereunder shall be in writing and shall be sent by United States registered or certified mail, postage prepaid, return receipt requested, or by personal delivery or telecopy transmission, effective when received or, if mailed, three (3) days after the date of mailing, to the addresses set forth below:

If to Company:    Mego Financial Corp.
                  4310 Paradise Road
                  Las Vegas, NV 89109
                  Telecopy: (702) 369-4398
                  Attention: Jon A. Joseph, General Counsel

If to Executive:  Floyd W. Kephart
                  2254 Gloaming Way
                  Beverly Hills, CA 90210
                  Telecopy: (310) 276-4045

or to such other addresses as may be set forth in a written notice given by either party to the other party in the manner described in this paragraph.

      H. No Joint Venture - Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto. No party shall hold itself out contrary to the terms of this paragraph and, except as otherwise specifically provided herein, no party shall become liable for the representation, act or omission of any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

      I. No Waiver - The failure of Company at any time to require Executive's performance of any provision hereof shall not affect its right thereafter to enforce the

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same, nor shall the waiver by Company of any breach of any provision hereof be construed to be a waiver of any succeeding breach of any such provision, or as a waiver of the provision itself.


     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

"Company"

MEGO FINANCIAL CORP.,
a New York corporation

__________________________
By:  Jon A. Joseph
Its: Senior Vice President


"Executive"

__________________________
Floyd W. Kephart

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